Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Info:
Deirdre Skolfield, CFA
Investor Relations
SYNNEX Corporation
(510) 668-3715
deirdres@synnex.com

SYNNEX Corporation Announces the Appointment of Marshall W. Witt
as Chief Financial Officer

Fremont, CA - April 1, 2013 - SYNNEX Corporation (NYSE: SNX), a leading business process services company, announced today that it has appointed Marshall W. Witt as Chief Financial Officer of the company effective April 8, 2013. Mr. Witt will be assuming the role from Thomas Alsborg who announced his retirement last year, and will report directly to Kevin Murai, President and Chief Executive Officer of SYNNEX Corporation.

Mr. Witt will be responsible for the company's financial management. He brings to SYNNEX over 25 years of financial experience with publicly traded companies. His experience includes 15 years with FedEx Corporation in progressive financial and operational roles and five years with KPMG LLP as an audit manager for banking and transportation clients. Most recently, Mr. Witt was Senior Vice President of Finance and Controller with FedEx Freight, a $5.3 billion subsidiary of FedEx Corporation (NYSE:FDX) serving the US, Canada and Mexico.

"Marshall brings a wealth of finance and operational experience to this vital role, including strategic acquisitions and operational efficiency improvements. With his strong financial background and industry-related experience, Marshall will make a great addition to the management team as SYNNEX continues to evolve and grow," stated Mr. Murai.

Mr. Witt holds a Bachelor of Business Administration in Finance from Pacific Lutheran University and a Masters in Accounting from Seattle University and is a Certified Public Accountant.

"Thomas has been a strong executive leader for SYNNEX over the past six years, helping to oversee significant change and growth of our company," continued Murai. "He has played a key role in helping SYNNEX to focus on important drivers of value creation and investor returns. We are grateful to Thomas and will miss his contributions. We all wish him well in his retirement and future endeavors."

About SYNNEX

SYNNEX Corporation (NYSE: SNX), a Fortune 500 corporation, is a leading business process services company, servicing resellers, retailers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Founded in 1980, SYNNEX employs approximately 11,000 full-time and part-time associates worldwide. Additional information about SYNNEX may be found online at www.synnex.com.

Statements in this release that are forward-looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this release. The Company assumes no obligation to update any forward-looking statements contained in this release.

Copyright 2013 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

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